UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2017

JELD-WEN HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38000	93-1273278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 S. Church Street, Suite 400 Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (704) 378-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement

On March 7, 2017, JELD-WEN, Inc. (“JWI”) a wholly-owned subsidiary of JELD-WEN Holding, Inc. (the “Company”), and certain wholly-owned subsidiaries of JWI and the Company (the “Subsidiaries” and, together with the Company, the “Guarantors”), entered into Amendment No. 3 (the “Amendment”) to Term Loan Credit Agreement, dated as of October 15, 2014 (as previously amended by Amendment No. 1 to Term Loan Credit Agreement, dated as of July 1, 2015, and Amendment No. 2 to Term Loan Credit Agreement, dated as November 1, 2016, the “Existing Credit Agreement” and, as amended by the Amendment, the “Credit Agreement”), among JWI, the Guarantors, Bank of America, N.A., as administrative agent and collateral agent, and the other lenders and financial institutions from time to time party thereto, to reduce the interest rate applicable to the term loans outstanding under the Credit Agreement.

Prior to the Amendment, approximately $1.237 billion of term loans (the “Existing Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, certain lenders under the Existing Credit Agreement converted their Existing Term Loans into new term loans (the “New Term Loans”) in an aggregate amount, along with New Term Loans advanced by certain new lenders, of approximately $1.237 billion. The proceeds of the New Term Loans advanced by the new lenders were used to prepay in full all of the Existing Term Loans that were not converted into New Term Loans.

Under the Amendment, the rate at which New Term Loans bear interest is equal to (i) the higher of (x) the rate for deposits in U.S. dollars in the London interbank offered rate for the applicable interest period (“LIBOR rate”) and (y) 1.00%, plus, in each case, 3.00% (or, if our ratio of net debt to Consolidated EBITDA (as defined in the Credit Agreement) is less than 2.25 to 1.00, 2.75%), or (ii) the alternate base rate, which is the higher of (w) the prime rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR rate and (z) 2.00%, plus, in each case, 2.00% (or, if our ratio of net debt to Consolidated EBITDA (as defined in the Credit Agreement) is less than 2.25 to 1.00, 1.75%). In addition, the Amendment removes the cap on the amount of cash netted from debt for the calculation of net debt.

The New Term Loans will be secured by the same collateral and guaranteed by the same guarantors as the Existing Term Loans. The New Term Loans have the same maturity date, July 1, 2022, that applied to the Existing Term Loans. Voluntary prepayments of the New Term Loans are permitted at any time, in minimum principal amounts, without premium or penalty, subject to a 1.00% premium payable in connection with certain repricing transactions within the first six months after the Amendment. The other terms of the New Term Loans are also generally the same as the terms of the Existing Term Loans.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the New Term Loans is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On March 7, 2017, the Company issued a press release announcing the Amendment and a reduction to the interest rate on its New Term Loans. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3, dated as of March 7, 2017, by and among JELD-WEN, Inc., JELD-WEN Holding, Inc., the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as agent and the other parties thereto.

99.1	Press Release of JELD-WEN Holding, Inc. issued on March 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JELD-WEN HOLDING, INC.

Date: March 7, 2017	By:	/s/ Laura W. Doerre
Name: Laura W. Doerre
Title: Executive Vice President, General Counsel and Chief Compliance Officer